                                                                      EXHIBIT 11
                                                                      ----------


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                             TICE TECHNOLOGY, INC.

PRO FORMA SHARES:                           1997

Shares to be outstanding after conversion        5,961,750          1 54,750 X $1 = $54,750
750 o/s shares X 7,949 conversion ratio                             $54,750 / $3.50 = 15,643
                                                                     54,750 - 15,643 = 39,107
Thirty warrants of TES to be converted             238,470

Common Eq. Shares for options granted               39,107   1

Shares to be converted from debt                    88,560
                                                 ----------
                TOTAL SHARES                     6,327,887
                                                 ==========

HISTORICAL SHARES:                           06/30/97                  06/30/96

Shares outstanding (1)                          750                       750


(1) Common equivalent shares related to the thirty warrants outstanding are not included because their effect would be anti-dilutive.


NET INCOME (LOSS) APPLICABLE TO COMMON SHARES:

                                             06/30/97                  06/30/96

Net income (loss) per financial statements   ($13,637)                 ($98,633)
                                             =========                  ========

PRO FORMA EPS:        1997
                     $8,865  (3)
                     ------
                  6,327,887       $0.00
                                  =====

(3) Net income per financial statements plus the interest expensed on convertible debt of $22,502.

HISTORICAL EPS:    06/30/97                 06/30/96
                  ($13,637)                ($98,633)
                  ---------                ---------
                       750    ($18.18)          750      ($131.51)
                              ========                   =========